Exhibit 99.1

PRESS RELEASE

For immediate release

TRADEQUEST ANNOUNCES NAME CHANGE FOR ITS SUBSIDARY
AND COMPLETES FUNDING

FT. LAUDERDALE, FL – September 11, 2006 – Tradequest International, (OTCBB: TRDQ), announced today that it is filing with the state of Nevada to amend its articles of incorporation and by-laws to change the name of its operating subsidiary from InComm Holdings Corp. to IP1 Network Corp. effective immediately. In addition to the name change the company has transferred its domain to www.ip1network.com and updated its webpage accordingly.

“While IP1 Network better reflects our corporate vision and business strategy, it also diffuses any potential confusion with other businesses that are using similar names to InComm,” said Frank Erbiti, President of IP1 Network Corp. “Our customers and clients have been updated of the change and we do not anticipate any interruptions of our business as a result of the name change.”

The Company also announced that it completed a financing with a group of accredited investors, which will provide the company with $1,500,000.00 in additional working capital over the next 120 days. The Company has already received the initial $500,000.00 in funding less closing fees. For additional information of the terms and conditions of this transaction please refer to the Form 8-K filed with the Securities and Exchange Commission.

About IP1 Network Corp.

IP1 Network Corp., formerly InComm Holdings Corp., is an Enhanced Internet Services Provider that offers advanced internet based services, including Voice over Internet Protocol (VoIP) and other IP based services to business and residential end users around the world, with a marketing concentration in Latin America and its corresponding U.S. Hispanic demographic and within developing markets through a network of established distributors and agents. For further information please visit www.ip1network.com.

This document includes forward-looking statements. All statements regarding Tradequest International or IP1 Network Corp., and their affiliates, including, without limitation, expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from expectations or projections. Neither Tradequest International nor IP1 Network Corp. undertakes any duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability to fund operations, actions of competitors, consumer acceptance of existing and new product offerings, and changes in general economic conditions. Many of these factors are outside of the control of Tradequest International and IP1 Network Corp., which may include conducting business in foreign jurisdictions and risks inherent with currency exchange rates

CONTACT:	IP1 Network Corp.

Fort Lauderdale, FL

Investors: 1-800-963-6534

Sal Russo